Contact:	Clement B. Knapp, Jr.	FOR IMMEDIATE RELEASE
President
(219) 836-5870

January 25, 2006

AMB FINANCIAL ANNOUNCES QUARTER RESULTS AND PAYMENT OF CASH DIVIDEND

Munster, Indiana - AMB Financial Corp. (OTCBB: AMFC) (the “Company”) the parent holding company for American Savings, FSB (the “Bank”) announced today that net income for the fourth quarter ended December 31, 2006 totaled $63,000, or $.06 per diluted share, compared to $104,000, or $.10 per diluted share reported for the quarter ended December 31, 2005. The decline in income is attributed in part to a pre-tax loss of $111,000 ($67,000 net of tax or $.06 per diluted share) on the disposition and write-down of other real estate owned properties. Return on average equity and return on average assets were 1.72% and .14%, respectively in the current quarter compared to 2.93% and .25% in last year’s comparable period. Net income for the year ended December 31, 2006 was $648,000, or $.64 per diluted share compared to $860,000, or $.85 per diluted share for the year ended December 31, 2005.

AMB Financial Corp. also announced that it will pay a regular cash dividend of $.08 per share for the quarter ended December 31, 2006. The dividend will be payable on February 16, 2007 to the shareholders of record on February 2, 2007.

Results for the quarter Ended December 31, 2006 Compared to the Quarter Ended December 31, 2005

Like most thrifts, we experienced margin compression in the last quarter. The Company’s net interest margin was 2.46% for the fourth quarter of 2006 compared to 2.78% for the third quarter of 2006 and 2.91% for the fourth quarter of 2005. Net interest income totaled $978,000 in the current quarter compared to $1.087 million for the third quarter of 2006 and $1.096 million for the fourth quarter of 2005. The decrease in both net interest margin and net interest income reflected the impact of higher funding costs, an inverted yield curve, and competitive pricing pressures for loans and deposits in the Company’s markets. The average cost of the Company’s deposits increased to 3.46% for the fourth quarter of 2006 from 3.31% for the third quarter of 2006 and 2.70% for the fourth quarter of 2005.

Higher interest rates also resulted in increased asset yields between the December quarters, but these advances were not as significant as the increased cost of interest-bearing liabilities. The yield on loans receivable increased by 33 basis to 6.55% for the fourth quarter of 2006 compared to 6.22% for the same period a year ago, however, the yield declined from 6.74% for the third quarter of 2006. The reduced yield between the third and fourth quarter of 2006 is directly attributable to an increase in the reserve for uncollected interest on non-performing loans, which reduced income during the current quarter by $67,000.

Average interest-earning assets increased by $8.1 million, or 5.4% to $158.5 million during the current three month period compared to the prior year quarter. This growth was generated entirely from an increase in the average 1 to 4 family loans receivable balance. The average balance of interest-bearing liabilities also rose by a like amount with the increase due to an increase in borrowed money.

Non-interest income decreased to $212,000 in the current quarter, compared to $346,000 reported in last year’s fourth quarter. The decrease in non-interest income for the fourth quarter of 2006 was primarily the result of a $111,000 loss on the sale and write-down of other real estate owned properties, as previously mentioned, as the Company attempts to aggressively market and dispose of these assets. In addition, fee income from the Company’s NOW account overdraft protection program declined by $38,000 due to lower volumes of overdraft activity. Offsetting these decreases to non-interest income was a $22,000 increase in income from trading account securities as the market prices of the Company’s portfolio of small thrift and community banks increased in response to the general upward bias in financial institution stock prices during the quarter. The Company also reported a smaller loss of $5,000 in the current quarter compared to a loss of $14,000 in the prior year’s quarter, related to an investment in a low-income housing joint venture. As a result of this investment, the Company recorded an offsetting $35,000 in federal income tax credits during both periods, which resulted in the reduction of the Company’s effective tax rate.

Non-interest expense totaled $1.126 million in the current quarter compared to $1.286 million reported for the quarter ended December 31, 2005. The decrease resulted primarily from decreased data processing costs of $60,000 due in part to increased efficiencies which were undertaken during 2005 as well as a $20,000 expense incurred in the prior year to convert to a new ATM/debit card processing platform. In addition, staffing costs declined by $46,000, primarily related to ESOP expenses, and professional fees declined by $29,000 due, in part, to start-up expenses incurred in the prior year’s period to initiate the NOW account overdraft protection program.

The Company recorded a provision for loan losses of $35,000 during the quarter as compared to $40,000 during the prior year’s quarter. During the current quarter, the Bank recorded $10,000 of net loan charge-offs, all related to credit card loans. Net loan charge-offs in the prior year’s period also amounted to $10,000. The Bank’s general allowance for loan losses was $686,000 at December 31, 2006, which was equal to 25.65% of non-performing loans and .45% of net loans receivable.

The Company recorded an income tax benefit of $34,000 in the current quarter compared to a $12,000 income tax expense for the quarter ended December 31, 2005. As a result of amending prior years’ state income tax returns, the Company received $25,000 in refunds during the current quarter. In addition, both periods were positively impacted by the recognition of approximately $35,000 in low-income housing tax credits which have a greater impact on the effective rate in a lower earnings period compared to a higher earnings period.

Results for the Year Ended December 31, 2006 Compared to the Year Ended December 31, 2005

Diluted earnings per share totaled $.64 in the current year compared to $.85 last year. For the twelve months ended December 31, 2006, net income totaled $648,000 compared to $860,000 in calendar 2005. Net interest income was slightly lower at $4.220 million compared to $4.436 million last year, as increases in net interest-earning assets were largely offset by contracting interest rate spreads. The net interest margin contracted to 2.69% for 2006, compared to 3.05% for 2005. Return on average equity for the year ended December 31, 2006 was 4.48% compared to 6.20% for the year ended December 31, 2005.

Non-interest income decreased by $279,000 primarily due a reduced gain on the sale of stock in the Bank’s data processing provider to $39,000 in the current year compared to
$345,000 recorded in the prior year. In addition, the Company recorded an increased loss of $75,000 from the sale and write-down of other real estate owned properties in the current year compared to the prior year. Offsetting these declines was $51,000 in income from real estate operations which began in 2006. Non-interest expense decreased by $31,000 between the years due primarily to decreases in data processing costs of $184,000, offset by increases in advertising costs of $70,000, professional fees of $63,000 and telecommunication charges of $31,000.

Balance Sheet and Capital

Total assets of the Company increased by $11.8 million to $182.3 million at December 31, 2006 from $170.5 million reported at December 31, 2005. The increase in assets during the current year resulted primarily from growth in 1 to 4 family loan balances, which totaled $150.7 million at December 31, 2006 compared to $140.0 million at December 31, 2005, an increase of $10.7 million. In addition, the Company increased its liquidity position by $700,000 to $9.7 million and its investment in real estate held for development by $500,000 to $1.9 million at December 31, 2006. Deposits decreased by $2.6 million during the year due to increased pricing competition in the current interest rate environment and amounted to $124.9 million at December 31, 2006. The decrease in deposits is the result of a $1.2 million decrease in certificates of deposit as well as a $1.4 million decrease in core deposits, primarily passbook and money market accounts. Borrowed money increased during the year by $13.3 million to $34.3 million, primarily from the FHLB of Indianapolis. As of December 31, 2006, the weighted average term to maturity of the borrowings was 2.2 years compared to 3.5 years at December 31, 2005.

As of December 31, 2006, stockholders’ equity in AMB Financial Corp. totaled $14.7 million. During the current quarter, the Company repurchased 11,140 shares of common stock at an average price of $15.56 per share. The number of common shares outstanding at December 31, 2006 was 1,046,350 and the book value per common share outstanding was $14.01. The Bank’s tangible, core and risk-based capital percentages of 8.74%, 8.74% and 14.93% respectively, at December 31, 2006 exceeded all regulatory requirements by a significant margin.

Non-performing assets increased during the past three months, totaling $3.76 million or 2.06% of total assets at December 31, 2006 compared to $2.88 million or 1.64% of total assets at September 30, 2006. At December 31, 2005, non-performing assets totaled $2.11 million, or 1.24% of total assets. Included in non-performing assets at December 31, 2006, was a 12 unit condominium construction loan totaling $1.1 million which is in the process of being renegotiated by the borrowers as well as a commercial office building located in the local market area totaling $340,000, in the process of foreclosure. In addition, the Company has title to four residential real estate owned properties totaling $700,000 and one commercial real estate owned property totaling $400,000, all located in the local market area, which are currently valued at the lower of cost or net realizable value.

This news release contains various forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the company and the Bank. These estimates are subject to various factors that could cause actual results to differ materially from those estimates. These factors include, but are not limited to, (i) the effect that movements in interest rates could have on net interest income and loan repayments, (ii) changes in customer preference for our products and services, (iii) changes in national and local economic and market conditions, including prevailing real estate values, (iv) higher than anticipated operating expenses, (v) a lower level of or higher cost for deposits or a higher cost for borrowings than anticipated, (vi) changes in accounting principles, policies or guidelines, (vii) legislation or regulations adversely affecting the Bank or the company, and (viii) the success of the Company’s workout programs for troubled assets and (ix) competition.

American Savings, FSB is a federally chartered stock savings bank. The Bank is a community oriented institution offering a variety of traditional deposit and loan products. It operates three full services offices located in Dyer, Hammond and Munster, Indiana.

AMB Financial Corp.
Selected Financial Condition Data
(In Thousands)

	Dec. 31	Dec. 31
	2006	2005
	(Unaudited)	(Unaudited)

Total assets	182,282	170,466
Loans receivable, net	150,701	140,035
Mortgage-backed securities	1,252	1,664
Investment securities and interest bearing deposits	10,772	9,696
Deposits	124,858	127,435
Borrowed money	34,318	21,012
Guaranteed preferred beneficial interest
in the Company's subordinated debentures	5,000	5,000
Stockholders' equity	14,661	14,145

Selected Operations Data
(In Thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2006	2005	2006	2005

Total interest income	$2,566	2,276	$10,027	8,585
Total interest expense	1,588	1,180	5,807	4,149
Net interest income	978	1,096	4,220	4,436
Provision for loan losses	35	40	248	275
Net interest income after provision for
loan losses	943	1,056	3,972	4,161
Non-interest income:
Fees and service charges	249	296	1,139	1,122
Rental Income	35	34	139	138
Gain (loss) on trading securities	7	(15)	10	(8)
Loss on sale of investment securities available
for sale	-	(11)	-	(11)
Loss from investment in joint venture	(5)	(14)	(41)	(72)
Income from real estate held for development	-	-	51	-
Gain on sale of other assets	-	-	39	345
Loss on sale of real estate owned	(111)	(4)	(79)	(4)
Increase in cash surrrender value of life insurance	31	28	123	119
Other operating income	6	32	23	54
Total non-interest income:	212	346	1,404	1,683
Non-interest expense:
Staffing cost	583	629	2,327	2,348
Advertising	51	47	250	180
Occupancy and equipment costs	101	120	428	428
Data processing	115	175	476	660
Professional fees	55	84	306	243
Federal deposit insurance premiums	4	4	16	16
Other	217	227	806	765
Total non-interest expense	1,126	1,286	4,609	4,640
Net income before income taxes	29	116	767	1,204
Provision for federal & state income taxes	(34)	12	119	344
Net income	$63	104	$648	860

Earnings per share
Basic	$0.06	$0.11	$0.64	$0.90
Diluted	$0.06	$0.10	$0.64	$0.85

AMB Financial Corp.
Selected Financial Ratios and Other Data
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
Performance Ratios (annualized):
Return on average assets	0.14%	0.25%	0.37%	0.53
Return on average equity	1.72	2.93	4.48	6.20
Average yield on interest-earning assets	6.48	6.05	6.40	5.90
Average cost of interest-bearing liabilities	4.01	3.16	3.71	2.88
Interest rate spread	2.47	2.89	2.69	3.02
Net interest margin	2.46	2.91	2.69	3.05
Efficiency ratio	94.60	88.51	82.52	80.22
Non-interest expense to average total assets	2.54	3.07	2.63	2.86
Average interest earning assets to average
interest-bearing liabilities	1.00x	1.01x	1.00x	1.01x

Weighted average common shares outstanding:
Basic	1,052,903	972,415	1,011,735	959,836
Diluted	1,057,658	1,024,982	1,015,129	1,013,003

	At	At
	Dec. 31	Dec. 31
	2006	2005
	(Unaudited)
Quality Ratios:
Non-performing assets to total assets	2.06%	1.24%
Allowance for loan losses to non-performing loans	25.65	50.80
Allowance for loan losses to loans receivable, net	0.45	0.53

Capital Ratios:
Stockholders' equity to total assets	8.04	8.30
Tangible capital ratio (Bank only)	8.74	9.26
Core captial ratio (Bank only)	8.74	9.26
Risk-based capital ratio (Bank only)	14.93	15.85
Average equity to average assets	8.28	8.54

Other Data:
Number of full service offices	3	3